                                                                     EXHIBIT (7)

                                THE GALAXY FUND
                              THE GALAXY VIP FUND
                                 GALAXY FUND II
                                   SUMMARY OF
                           DEFERRED COMPENSATION PLAN


Basic Plan:  The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred
-----------
Compensation Plan (the "Plan") is a nonqualified unfunded deferred compensation plan under which individual Agreements ("Deferred Compensation Agreements" or "Agreements") are executed between one or more of the Trustees and The Galaxy Fund, The Galaxy VIP Fund and Galaxy Fund II (the "Trusts").

Eligibility:  All members of the Boards of the Trusts are eligible to
------------
participate.

Amounts Deferred Under Prior Plans:  The Galaxy Fund Deferred Compensation
-----------------------------------
Plan, The Galaxy VIP Fund Deferred Compensation Plan and Galaxy Fund II Deferred Compensation Plan (the "Original Plans") have been merged into the Plan. Any amounts which were deferred under the Original Plans by a Trustee, plus earnings, will be paid from the Plan in accordance with the Trustee's elections under the Original Plans.

Amount to be Deferred:  All or a portion of the compensation earned by a
----------------------
Trustee from the Trusts may be deferred and credited to a Deferred Compensation Account for the Trustee.

Election to Defer:  A Trustee elects to defer his compensation by executing a
------------------
Deferred Compensation Agreement prior to the beginning of the calendar year in which the compensation will be earned. A Trustee may also elect to defer fees subsequently earned in the calendar year of election if such election is made within 30 days of the Plan's effective date or within 30 days of the Trustee's first becoming eligible to participate in the Plan. Until terminated or replaced with a new Agreement, the Agreement will be effective for subsequent years.

A Trustee may establish a new Agreement with respect to future compensation on an annual basis. For example, even if a Trustee does not enter into a Deferred Compensation Agreement during the first year he is able to do so, he will still have the opportunity to defer compensation earned in a subsequent year by executing an appropriate agreement prior to January 1 of the calendar year for which he seeks deferral. A Trustee can also annually enter into a new Agreement whereby he elects to change the method by which he will receive payment of amounts deferred in future years, or changes the percentage of compensation deferred. For each new Agreement entered into which changes the date of receipt of deferred amounts, a new Deferred Compensation Account will be established for the Trustee.





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A trustee may terminate an election to defer by notifying the Trusts in writing.

Earnings on Deferred Amounts:  A Trustee may elect to have his Deferred
-----------------------------
Compensation Account(s) invested in any combination of investment options offered by the Trusts. The Galaxy VIP Fund's portfolios will not be offered as investment options under the Plan. The income, gains and losses credited to the Trustee's Account(s) will reflect the income, gains, and losses achieved by the chosen investment option(s). The Trustee may also elect to change the investment allocation of past and future deferred amounts in his Deferred Compensation Accounts once per calendar quarter upon proper notice to the Trusts. The Boards of Trustees will periodically announce which investment options will be available under the Plan. The Trustee Account Allocation Election Form attached to the Agreement lists the investment options currently available under the Plan.

Distribution of Deferred Amounts:  Distributions will begin as of January 31 of
---------------------------------
the year following the year in which the Trustee dies, retires, resigns, becomes disabled or otherwise ceases to be a member of the Boards of Trustees. At the time the Trustee enters into the Agreement, the Trustee will elect to receive payments either in a single sum or in annual payments for a period of two to 15 years. The Trustee's elections as to the time and manner of receiving payments may not be changed with respect to any year covered by that Agreement. A Trustee may execute a new Agreement and thereby make a different election as to the manner of payment with respect to compensation for services performed in later years.

Beneficiary Designation:  May be amended at any time by providing written
------------------------
notice to the Trusts.

Hardship Distributions:  Provision is made for hardship distribution in the
-----------------------
case of unforeseeable emergencies.

Taxability of Fees:  Deferred compensation should be taxable as ordinary income
-------------------
in the year distributed to the Trustee. Such distributions may be subject to withholding pursuant to the tax laws in effect at the time of distribution. In addition, under current law, self-employment taxes will be due on deferred Trustee's fees in the year they are received by the Trustee, rather than in the year earned.

Security of Deferred Amounts:  A Trustee's claim against the Trusts for amounts
-----------------------------
due under the Plan will have the same standing as that of any unsecured general creditor. The Trusts will have no obligation to set aside monies to fund their obligations under the Plan, and all distributions under the Plan will be made from the general funds of the Trusts.





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Annual Report:  The Trusts will provide each participating Trustee with an
--------------
annual statement of his Deferred Compensation Account balance(s).





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                                THE GALAXY FUND
                              THE GALAXY VIP FUND
                                 GALAXY FUND II
                           DEFERRED COMPENSATION PLAN


          1.       Eligibility.  Each Trustee of the Boards of Trustees (the
                   ------------
"Board") of The Galaxy Fund, The Galaxy VIP Fund and Galaxy Fund II (the "Trusts") shall be eligible to participate in The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan").

          2.       Terms of Participation
                   ----------------------

                   (a) A Trustee may elect to participate in the Plan by signing a Deferred Compensation Agreement (the "Agreement") in the form attached hereto and incorporated by reference herein. A Trustee's participation will commence on January 1 of the calendar year immediately following the year in which the Trustee executed the Agreement, except that when a Trustee executes an Agreement within 30 days of the Plan's initial effective date or within 30 days of first becoming eligible to participate in the Plan, participation will commence with respect to services to be performed subsequent to the date of the Agreement.

                   (b) Participation in the Plan will continue until the Trustee furnishes written notice to the Trusts that the Trustee terminates his
                  ------- ------
participation in the Plan or until such time as the Trusts terminate the Plan pursuant to Section 6 below. Termination by a Trustee shall be made by written notice delivered or mailed to the Treasurer of the Trusts (the "Treasurer") (or his delegate) no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect.

                   (c) A Trustee who has terminated his participation may subsequently elect to participate in the Plan by executing a new Agreement in accordance with subsection (a) above.

                   (d) A Trustee may alter the amount of deferral for any future calendar year, and/or elect a different method by which he will receive amounts deferred for future calendar years, if the Trustee and the Trusts enter into a new Agreement on or before December 31 of the calendar year preceding the calendar year for which the new Agreement is to take effect. For each new Agreement which changes the method of receipt of deferred amounts, a new record account (the "Deferred Compensation Account" or "Account") will be established for the Trustee.





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          3.       Deferred Compensation Account.  While a Trustee participates
                   ------------------------------
in the Plan pursuant to an Agreement, all deferred compensation payable by the Trusts for the Trustee's services shall be credited to the Trustee's Deferred Compensation Account under the applicable Agreement. A Trustee shall allocate amounts in his Account(s) among the investment options available under the Plan by submitting a written request to the Treasurer (or his delegate) on such form as may be required by the Treasurer prior to the date deferrals are scheduled to begin. The Boards shall specify from time to time the investment options available under the Plan. The Galaxy VIP Fund's portfolios will not be offered as investment options under the Plan. The Trustee may request that the investment allocation of his Account, including past as well as future deferrals, be changed by submitting a written request to the Treasurer (or his delegate) on such form as may be required by the Treasurer, or by telephoning the Treasurer (or his delegate); provided that a Trustee may make an investment
                                 -------------
allocation change only once per calendar quarter. Such changes shall become effective as soon as administratively feasible after the Treasurer (or his delegate) receives such request.

          The Trustee's Account(s) will be credited with any income, gains and losses that would have been realized if amounts equal to the deferred amounts had been invested in accordance with the Trustee's allocation election on the date such deferred amounts were credited to the Trustee's Account(s). For this purpose, any amounts that would have been received, had amounts been invested as described above, from a chosen investment option will be treated as if reinvested in that option on the date such amounts would have been received.

          4.       Distribution.  As of January 31 of the year following the
                   -------------
year in which the Trustee dies, retires, resigns, becomes disabled or otherwise ceases to be a member of the Boards, the total amount credited to the Trustee's Account under the applicable Agreement shall be distributed to the Trustee (or upon his death, to his designated beneficiary) in accordance with one of the alternatives set forth below:

                   (i)       one single-sum payment; or

                   (ii) any number of annual installments (as calculated in the following paragraph) for a period of two to 15 years. Installments shall be paid annually as of January 31 until the balance in the Trustee's Account is exhausted.

          Selection of an alternative shall be made at the time the Trustee executes the Agreement. Except as provided in the following paragraph, the amount of each installment payment, other than the final payment, shall be equal to 1/n multiplied by the balance in the Trustee's Account as of the previous December 31, where "n" equals the number of payments yet to be made. The





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final payment will equal the balance in the Trustee's Account as of the final
January 31 payment date, and such payment shall be made as soon as practicable after such date. For example, if payments are to be made in ten annual installments commencing on January 31, 2000, the first payment will be equal to 1/10th of the December 31, 1999 balance in the Account, and the following year's payment would be equal to 1/9th of the December 31, 2000 balance.

          If the balance in the Trustee's Account as of the date of the first scheduled payment is less than $2,000, the Trusts shall instead pay such amount in a single sum as of that date. Further, the Trustee may not select a period of time which will cause an annual payment to be less than $1,000. Notwithstanding the foregoing, in the event the Trustee ceases to be a Trustee of the Trusts and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business or entity that is in competition with any of the Trusts, or becomes employed by any governmental agency having jurisdiction over the affairs of any of the Trusts, the Trusts reserve the right at the sole discretion of the Boards to make an immediate single-sum payment to the Trustee in an amount equal to the balance in the Trustee's Account at that time.

          Notwithstanding the preceding two paragraphs, the Trusts may at any time make a single-sum payment to a Trustee (or surviving beneficiary) equal to a part or all of the balance in the Trustee's Account upon a showing of an unforeseeable (i.e., unanticipated) financial emergency caused by an event beyond the control of the Trustee (or surviving beneficiary) which would result in severe financial hardship to the Trustee (or surviving beneficiary) if such payment were not made. The determination of whether such emergency exists shall be made at the sole discretion of the Boards (with the Trustee requesting the payment not participating in the discussion or the decision). The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Trustee's Account shall thereafter be paid at the time and in the manner otherwise set forth in this Section.

          If there is no beneficiary designation in effect at the Trustee's death or the designated beneficiary is dead at the Trustee's death, any amounts in the Trustee's Account shall be paid in a single sum to the Trustee's estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Trustee's Account shall be paid in a single sum to the beneficiary's estate at the beneficiary's death.

          5.       Designation of Beneficiary.  A Trustee may designate in
                   ---------------------------
writing any person or legal entity as his beneficiary to receive any amounts payable from his Account(s)





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upon his death.  If the Trustee should die without effectively designating a surviving beneficiary, his beneficiary shall be his estate.

          6.       Amendment and Termination of the Plan.  The Trusts reserve
                   --------------------------------------
the right to amend or terminate the Plan by a joint resolution of the Boards. A written notice of any such amendment or termination shall be delivered or mailed to each participating Trustee no later than December 31 of the calendar year preceding the calendar year in which the amendment or termination is to take effect. The balance in the Trustee's Account(s) shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan.

          7.       Non-Assignability.   The right of a Trustee or any other
                   ------------------
person to receive payments under this Plan or any Agreement hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Trustee or any beneficiary.

          8.       Miscellaneous
                   -------------

                   (a)       No Funding.  The Trusts shall not be required to
                             -----------
fund or secure in any way their respective obligations hereunder. Nothing in the Plan or in any Agreement hereunder and no action taken pursuant to the provisions of the Plan or of any Agreement hereunder shall be construed to create a trust or a fiduciary relationship of any kind. Payments under the Plan and any Agreement hereunder shall be made when due from the general assets of the Trusts. Neither a Trustee nor his designated beneficiary shall acquire any interest in such assets by virtue of the Plan or any Agreement hereunder. This Plan constitutes a mere promise by the Trusts to make payments in the future, and to the extent that a Trustee or his designated beneficiary acquires a right to receive any payment from the Trusts under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Trusts. The Trusts intend for this Plan to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                   (b)       Interpretation.  The Trusts shall have full power
                             ---------------
and authority to interpret, construe and administer this Plan and any Agreement hereunder and their interpretation and construction thereof, and actions hereunder, including any valuation of the Trustee's Account(s), or the amount or recipients of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Trusts shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this





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
Plan and any Agreement hereunder unless attributable to their own willful misconduct or lack of good faith.

                   (c)       Withholding.  To the extent required by law, the
                             ------------
Trusts shall withhold federal or state income or employment taxes from any payments under the Plan or any Agreement hereunder and shall furnish the Trustee (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments.

                   (d)       Incapacity of Payee.  If the Trusts shall find
                             --------------------
that any person to whom any payment is payable under this Plan or any Agreement hereunder is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Trusts to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Trusts may determine. Any such payment shall serve to discharge the liability of the Trusts under this Agreement to make payment to the person who is otherwise entitled to payment.

                   (e)       Expenses.  All expenses incurred in administering
                             ---------
this Plan and any Agreement hereunder shall be paid by the Trusts.

                   (f)       No Additional Rights.  Nothing in this Plan or any
                             ---------------------
Agreement hereunder shall be construed as conferring any right on the part of the Trustee to be or remain a Trustee of the Trusts or to receive any particular amount of Trustee's fees.

                   (g)       Binding Notice.  This Plan and any Agreement
                             ---------------
hereunder shall be binding upon, and inure to the benefit of, the Trusts, their respective successors and assigns, and each Trustee and his heirs, executors, administrators and legal representatives.

                   (h)       Governing Law.  This Plan and any Agreement
                             --------------
hereunder shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

                   (i)       Effective Date.  This Plan shall be effective as
                             ---------------
of January 1, 1997. The Galaxy Fund Deferred Compensation Plan, The Galaxy VIP Fund Deferred Compensation Plan and Galaxy Fund II Deferred Compensation Plan (the "Original Plans") are hereby merged into the Plan. Any amounts which were deferred





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
under the Original Plans by a Trustee, and earnings thereon, shall be paid from the Plan in accordance with the terms of the Trustee's elections under the Original Plans.


Adopted:  December 7, 1995                       Adopted by the
Revised:  December 5, 1996                       Boards of Trustees
                                                 of The Galaxy Fund,
                                                 The Galaxy VIP Fund and
                                                 Galaxy Fund II





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               THE GALAXY FUND/THE GALAXY VIP FUND/GALAXY FUND II
                      DEFERRED COMPENSATION PLAN AGREEMENT


                 This Agreement is entered into this ____ day of ___________, 19__, between The Galaxy Fund (consisting of the Institutional Treasury Money Market, Money Market, Government, Tax-Exempt, Connecticut Municipal Money Market, Massachusetts Municipal Money Market, U.S. Treasury, Equity Value, Equity Growth, Equity Income, International Equity, Small Company Equity, Asset Allocation, Small Cap Value, Growth and Income, Short-Term Bond, Intermediate Government Income, Corporate Bond, High Quality Bond, Tax-Exempt Bond, New York Municipal Bond, Connecticut Municipal Bond, Massachusetts Municipal Bond and Rhode Island Municipal Bond Funds), The Galaxy VIP Fund (consisting of the Money Market Fund, Equity Fund, Asset Allocation Fund and High Quality Bond
Fund), Galaxy Fund II (together with The Galaxy Fund and The Galaxy VIP Fund, the "Trusts") (consisting of the Large Company Index, Small Company Index, Utility Index, U.S. Treasury Index and Municipal Bond Funds) and any other investment portfolio that may be established by the Trusts in the future, and ____________________ (the "Trustee") pursuant to The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan").

                 WHEREAS, the Trustee will be rendering valuable services to the Trusts as a member of the Boards of Trustees (the "Board"), and the Trusts are willing to accommodate the Trustee's desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

         1. With respect to services performed by the Trustee for the Trusts on and after _____________, 19__, the Trustee shall defer ____% of the amounts otherwise payable to the Trustee for serving as a Trustee. The deferred compensation shall be credited to a book reserve maintained by the Trusts in the Trustee's name, together with credited amounts in the nature of income, gains and losses (the "Account"). The Account maintained for the Trustee shall be paid to the Trustee on a deferred basis in accordance with the terms of this Agreement.

         2. The Trusts shall credit the Trustee's Account as of the day such amount would be paid to the Trustee if this Agreement were not in effect. Such Account shall be valued at fair market value as of the last day of the calendar year and such other dates as are necessary for the proper administration of this Agreement, and the Trustee shall receive a written accounting of his Account balance following such valuation.





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                 The Trustee may request that all or a portion of the amount in his Account be allocated among one or more of the investment options offered by the Board under The Plan. The Galaxy VIP Fund's portfolios will not be offered as investment options under the Plan. The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all future amounts allocated to the Trustee's Account until changed by the Trustee. The Trustee may change his investment allocation for past deferrals and future deferrals by submitting a written request to the Treasurer of the Trusts (the "Treasurer") (or his delegate) on such form as may be required by the Treasurer or by telephoning the Treasurer (or his delegate); provided
                                                                    --------
                 that, the Trustee may make an investment allocation change
                 ----
                 only once per calendar quarter. Such changes shall become effective as soon as administratively feasible after the Treasurer (or his delegate) receives such request. Although the Trusts intend to invest the amounts in the Trustee's Account according to the Trustee's requests, the Trusts reserve the right to invest the amounts in the Trustee's Account without regard to such requests.

                 The Trustee agrees on behalf of the Trustee and any designated beneficiary to assume all risks in





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
                 connection with the investment performance of any amounts which are invested or which continue to be invested in accordance with the investment directions of the Trustee.

                 Title to and beneficial ownership of any assets, whether cash or investments, which the Trusts may use to pay benefits hereunder, shall at all times remain in the Trusts, and the Trustee and any designated beneficiary shall not have any property interest whatsoever in any specific assets of the Trusts.

         3. As of January 31 of the calendar year following the calendar year the Trustee dies, retires, resigns, becomes disabled or otherwise ceases to be a member of the Board, the Trusts (subject to the terms of the Plan) shall: [check one]


                 [ ] pay the Trustee (or his beneficiary) a single-sum amount equal to the balance in the Trustee's Account on that date; or


                 [ ] commence making annual payments to the Trustee (or his beneficiary) for a period of __ [insert a whole number from two through 15] years.





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
                 If the second box is selected, such payments shall be made on January 31st of each year in approximately equal annual installments as adjusted and computed by the Trusts in accordance with the terms of the Plan, with the final payment equalling the then remaining balance in the Trustee's Account.

         4. In the event the Trustee dies before payments have commenced or been completed under Section 3, the Trusts shall make payment in accordance with Section 3 to the Trustee's designated beneficiary, whose name, address, and Social Security number are:


                          --------------------------------------


                          --------------------------------------


                          --------------------------------------


                          --------------------------------------


                 If there is no beneficiary designation in effect at the Trustee's death or the designated beneficiary is dead at the Trustee's death, any amounts in the Trustee's Account shall be paid in a single sum to the Trustee's estate. If the designated beneficiary dies after





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
                 beginning to receive installment payments, any amounts payable from the Trustee's Account shall be paid in a single sum to the beneficiary's estate at the beneficiary's death.

         5. This Agreement shall remain in effect with respect to the Trustee's compensation for services performed as a Trustee of the Trusts in all future years unless terminated on a prospective basis in writing in accordance with the terms of
                                   ----------
                 the Plan. The Trustee may subsequently elect to defer his compensation by executing a new Deferred Compensation Agreement. If a new Agreement is entered into which changes the manner in which deferred amounts will be distributed, a new Trustee's Account will be established for purposes of crediting deferrals, income, gains, and losses under the new Agreement. Any new Agreement shall relate solely to compensation for services performed after the new Agreement becomes effective and shall not alter the terms of this Agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this Agreement was in effect. Notwithstanding the foregoing, the Trustee may at any time amend the beneficiary designation hereunder by written notice to the Trusts.





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
         6. This Agreement constitutes a mere promise by the Trusts to make benefit payments in the future, and the right of any person to receive such payments under this Agreement shall be no greater than the right of any unsecured general creditor of the Trusts. The Trusts and Trustee intend for this Agreement to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

         7. Any written notice to the Trusts referred to in this Agreement shall be made by mailing or delivering such notice to the Trusts to the attention of the Treasurer, c/o Jylanne Dunne, First Data Investor Services Group, Inc., 4400 Computer Drive, Westboro, MA 01581-5108. Any written notice to the Trustee referred to in this Agreement shall be made by delivery to the Trustee in person or by mailing such notice to the Trustee at his last known residential or business address.

         8. This Agreement is subject to all of the terms contained in the Plan as attached hereto and incorporated by reference herein.





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
         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                THE GALAXY FUND


                                By:
                                   ---------------------------

                                Title:
                                      ------------------------


                                THE GALAXY VIP FUND


                                By:
                                   ---------------------------

                                Title:
                                      ------------------------


                                GALAXY FUND II


                                By:
                                   ---------------------------

                                Title:
                                      -----------------------


                                TRUSTEE



                                ------------------------------
                                (Signature of Trustee)

               THE GALAXY FUND/THE GALAXY VIP FUND/GALAXY FUND II
                           DEFERRED COMPENSATION PLAN
                       TRUSTEE ACCOUNT ALLOCATION REQUEST

                 I hereby request to have my Account(s) under The Galaxy Fund/The Galaxy VIP Fund/Galaxy Fund II Deferred Compensation Plan (the "Plan") invested in the following investment options in the percentages indicated as soon as administratively feasible. This request supersedes any prior requests I have made with respect to the Plan, and applies to amounts deferred in the past under the Plan as well as to future deferrals. I hereby agree to assume all risks in connection with the investment performance of the amounts which are invested in accordance with this election.


         Percentage
         Invested                     Investment Option
         ----------               -------------------------

             100%                 U.S. Treasury Bills Account (two-year rate,
         ----------               adjusted quarterly)



           100%
         ==========




DATED:                     , 1996
      ---------------------                        ------------------------